As filed with the Securities and Exchange Commission on February 9, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OSTEOTECH, INC.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation or organization)
13-3357370
(I.R.S. Employer Identification No.)
51 James Way
Eatontown, NJ 07724
(732) 542-2800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sam Owusu-Akyaw
Chief Executive Officer
51 James Way
Eatontown, NJ 07724
(732) 542-2800
(Name, address including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Kevin T. Collins, Esq.
Heller Ehrman LLP
7 Times Square
New York, NY 10036

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Calculation Of Registration Fee

			Proposed maximum
Title of each class of	Amount to be	Proposed maximum offering	aggregate offering	Amount of
securities to be registered	registered (1)	price per unit (2)	price (1)	registration fee
Common Stock, par value $0.01	284,225	$5.58	$1,585,975.50	$169.70

(1)	This registration statement registers the grant of restricted stock, restricted stock units, stock appreciation rights and other stock awards, and the issuance of shares of Common Stock upon grant or vesting of any such awards or the exercise of any other equity incentive granted pursuant to the Registrant’s Amended and Restated 2000 Stock Plan, and also registers any additional shares of registrant’s common stock which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of shares of registrant’s outstanding common stock.

(2)	Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low price of the common stock as reported on the Nasdaq Capital Market on February 7, 2007 pursuant to Rule 457(c) and Rule 457(h)(1).
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject To Completion, Dated February 9, 2007
Prospectus
OSTEOTECH, INC.
284,225 shares of Common Stock
     Investing in our common stock involves a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 4 in determining whether to purchase our common stock.

     We may grant certain equity incentives, including stock options, restricted stock, restricted stock units, stock appreciation rights, and other stock-based awards as authorized by our Amended and Restated 2000 Stock Plan and as further detailed in the section entitled “Description of the Stock Plan” beginning on page 10, to certain of our consultants and independent contractors. We are offering shares of our common stock to be issued upon the grant, exercise or vesting, as the case may be, of such equity incentives. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” beginning on page 14. Generally, with the exception of the exercise of options for cash, we will not receive any portion of the proceeds from the sale of these shares.
     Our common stock is quoted on the Nasdaq Capital Market under the symbol “OSTE.”
     On February 7, 2007, the last sale price of our common stock on the Nasdaq Capital Market was $5.74 per share.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed on the adequacy of accuracy of the disclosures in this prospectus. Any representation to the contrary is a criminal offense.
     The information in the prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
The date of this prospectus is                     , 2007

          We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover.
THE COMPANY
          We are innovators in musculoskeletal science. We develop technologies and products to efficiently and effectively utilize human bone and bone connective tissue (“allograft bone tissue”). We have leveraged our expertise in musculoskeletal tissue technology to develop innovative processes and proprietary products that are widely used by orthopaedic, spinal, neurological and oral/maxillofacial surgeons for spinal fusion procedures, to repair and replace bone loss caused by trauma or certain disease states, to augment prosthetic implant procedures and to replace damaged ligaments and tendons.
          Based on our knowledge of the allograft bone tissue industry, we believe that we are one of the world’s largest processors of allograft bone tissue. Domestically, the allograft bone tissue we process is procured by independent tissue banks or Tissue Recovery Organizations, or TRO’s, primarily through the donation of tissue from deceased human donors. Internationally, we have established our own tissue recovery operations to procure donated allograft bone tissue. The products and services we have developed and process from allograft bone tissue are used primarily for transplantation. We believe that our market position is attributable to our proprietary product lines; our global supply of allograft bone tissue; our clients’ donor recovery programs; our sales and marketing organization; and the substantial investment we have made in processing technology to ensure stringent standards and rigorous quality control, which combined with extensive donor screening and testing performed by us and our clients has significantly reduced the risk of transmission of infectious agents.
          Osteotech, Inc. was incorporated in Delaware in 1986. Our principal executive officers are located at 51 James Way, Eatontown, NJ 07724 and our telephone number is (732) 542-2800. As used in this prospectus, “we,” “us,” “our” and “Osteotech” refer to Osteotech, Inc., a Delaware corporation.
SPECIAL NOTE REGARDING FORWARDED-LOOKING STATEMENTS
          This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecast in any forward-looking statements. The risks and uncertainties include those noted in “Risk Factors” below and in the documents incorporated by reference.
          We do not intend to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent that we are required to do so by law. We also may make additional disclosures in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we may file from time to time with the Securities and Exchange Commission, or SEC. Please also note that we provide a cautionary discussion of risks and uncertainties under the section entitled “Risk Factors” in our Annual Report on Form 10-K and provide updates or modifications to these risks and uncertainties in our Quarterly Reports on Form 10-Q.

RISK FACTORS
          An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this Prospectus and our other SEC filings before deciding whether to purchase shares of our common stock. If any of the following risks actually occur, our business and operating results could be harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.
Risks Related to Our Company
We are dependent upon one client who accounts for a significant portion of our revenues.
          We are a processor of allograft bone tissue for national and international not-for-profit organizations. During 2005 and the nine months ended September 30, 2006, the Musculoskeletal Transplant Foundation (or MTF) accounted for approximately 27% and 19%, respectively, of our consolidated revenues. We have one non-exclusive processing agreement with MTF that expires on December 31, 2008, and a second processing agreement with MTF that expires on December 31, 2007, unless extended until December 31, 2008 in accordance with the agreement. The loss of MTF as a client or a substantial reduction in the amount of allograft bone tissue which we process for or obtain from MTF would have a material adverse effect on our business, financial condition and results of operations.
Our dependence upon a limited supply of human donors may curtail business expansion.
          Our allograft bone tissue processing business primarily depends upon the availability of bone and related connective tissue from human donors recovered by our clients, tissue recovery organizations (or TROs) and tissue banks that recover donated human cadaveric tissue for us or internationally from our own efforts. We rely on the efforts of not-for-profit donor procurement agencies, including our current clients, to educate the public and foster an increased willingness to donate bone tissue. These organizations may not be able to find a sufficient number of persons willing to donate, or may not be willing to provide, sufficient amounts of tissue to meet present or future demand for either allograft bone tissue we distribute or allograft bone tissue-based osteogenic materials we are developing. Although we have taken steps to address this tissue supply problem, we cannot assure you that these efforts will be successful in the future or that we will otherwise be able to secure a sufficient supply of tissue. Our inability to secure enough donor tissue to meet our demands could have a material adverse effect on our business, financial condition and results of operations.
We may need to secure additional financing to fund our long-term strategic plan.
          We expect to continue to make investments in our business to support our distribution efforts and future programs and initiatives, which may deplete our available cash balances. We believe that our available cash, cash equivalents and anticipated future cash flow from operations will be sufficient to meet our forecasted cash needs for the near future. Our future liquidity and capital requirements will depend upon numerous factors, including:
•	the progress of our product development programs and the need for and associated costs relating to regulatory approvals, if any, which may be needed to commercialize some of our products under development, or those commercialized products whose regulatory status may change; and

•	the resources we devote to the development, manufacture and marketing of our services and products.
          We may need to raise additional funds through the issuance of equity and/or debt financing in private placements or public offerings to provide funds to meet the needs of our long-term strategic plan. Additional funds may not be available, or if available, may not be available on favorable terms. Further equity financings, if obtained, may substantially dilute the interest of our pre-existing shareholders. Any additional debt financings may contain restrictive terms that limit our operating flexibility. As a result, any future financings could have a material adverse effect on our business, financial condition or results of operations.

Our cash flows may be adversely impacted by our focus on direct distribution.
          Commencing in 2001, we began to distribute tissue forms directly to surgeons and hospitals. We expect to continue to expand our direct distribution efforts to surgeons and hospitals in future periods, with ultimately 100% of our revenues being derived by these efforts. This change in distribution methodology has impacted and may negatively impact our future cash flow. As a greater percentage of our revenues are generated from direct shipments to hospitals and other healthcare providers, which typically pay invoices more slowly than our historical customer base, our accounts receivable balances may increase, therefore negatively impacting our cash flow. In addition, as our direct distribution efforts increase we may be required to expand the size of our tissue inventories, which would negatively impact our cash flow.
We face strong competitive threats from firms with greater financial resources and lower costs.
          The allograft bone tissue we process competes in the bone graft substitute market with autograft bone tissue, synthetic bone void fillers, growth factors and allograft bone tissue processed by others. Autograft bone tissue has traditionally been the primary choice for surgeons and we believe autograft bone tissue is still used extensively in the United States. In the international marketplace, autograft bone tissue along with bone graft substitutes, such as bovine bone tissue and synthetics, currently comprise most of the bone grafting market. Many of our competitors have greater financial resources than we do. For numerous circumstances and procedures for which autograft bone tissue transplantation is either not feasible or not desirable, there are a number of competing alternatives available, including allograft bone tissue processed by others and bone graft substitutes.
          We believe that a majority of the cadaveric bone banks operating in the United States are engaged in processing allograft bone tissue for transplantation. Many of these bone tissue banks are not-for-profit organizations, and, as such, they may be able to supply processing services at a lower cost than we can. Several for-profit companies, certain of which have substantially greater resources then we do, are processing, marketing and distributing allograft tissue. We compete with such entities on the basis of our advanced processing technology and the quality and quantity of the bone tissue our processing yields. Since we introduced our allograft bone tissue processing technology in 1987, certain competing processors have claimed to have developed technology similar to that which we use. We may not be able to compete successfully in the area of allograft bone tissue processing and distribution.
          In recent years, our Grafton® DBM and Graftech® Bio-Implant products have faced increasing competitive pressures as more companies have developed, or have announced they are developing, products with characteristics similar to these products. Certain of those competitors have, in turn, partnered with large orthopaedic and spine companies to market the competing products they have developed. We expect that this competition will continue in the future. Many of these competitors have research and development, marketing and other resources that are significantly greater than ours. They also offer a full line of metal implants and other products used in spinal surgeries. This could give them a competitive advantage over us since they can offer surgeons a more complete line of products than we can.
Our products face competitive threats from alternate technologies.
          The primary advantage of synthetic bone substitutes and growth factors as compared to allograft bone tissue is that they do not depend on the availability of donated human tissue. In addition, members of the medical community and the general public may perceive synthetic materials and growth factors as safer than allograft-based bone tissue. The allograft bone tissue we process may be incapable of competing successfully with synthetic bone substitutes and growth factors which are developed and commercialized by others, which could have a material adverse effect on our business, financial condition and results of operations. Companies are also developing artificial disks, which would be used to replace a patient’s own injured, degenerated or diseased spinal disks. If these disks are successfully developed and commercialized, they could have a negative impact on our bio-implant business and, therefore, have a material adverse effect on our financial condition and results of operations.

We rely on our independent sales agents and sales representatives to educate surgeons concerning our products and to market our products.
     Our success depends largely upon arrangements we have with independent sales agents and sales representatives whereby they educate surgeons concerning our products. These independent sales agents and sales representatives may terminate their relationship with us, or devote insufficient sales efforts to our products. We do not control our independent sales agents and they may not be successful in implementing our marketing plans. Our failure to attract and retain skilled independent sales agents and sale representatives could have an adverse effect on our operations.
Loss of key persons could limit our success.
          Our success depends upon the continued contributions of our executive officers and scientific and technical personnel. The competition for qualified personnel is intense, and the loss of services of our key personnel, particularly members of senior management, could adversely affect our business.
Risks Related to Our Industry
Our revenues will depend upon reimbursement from public and private insurers and national health systems.
          The continued ability of our clients to pay our processing charges for the processing of allograft bone tissue depends upon our or our clients’ ability to distribute processed allograft bone tissue and collect fees from end-users, which are typically hospitals. The ability of hospitals to pay fees for allograft bone tissue depends in part on the extent to which reimbursement for the costs of such materials and related treatments will continue to be available from government health administration authorities, private health coverage insurers and other organizations. We may have difficulty gaining market acceptance for our products and services if government and third-party payors do not provide adequate coverage and reimbursement.
The medical community could choose not to use our allograft bone tissue products.
          We believe the market for allograft bone tissue will continue to be based primarily upon the use of such products by physicians specializing in the orthopaedic, spine, neurological and oral/maxillofacial surgical areas. Our future growth depends in part upon such physicians’ wider use of allograft bone tissue as an alternative to autograft bone tissue and other available materials and treatments. We have tried to educate physicians through our marketing activities. Our future efforts in this regard may fail to generate additional demand for our allograft tissue forms.
Governmental regulation could restrict the use of our products or our procurement of tissue.
          In the United States, the procurement and transplantation of allograft bone tissue is subject to federal law pursuant to the National Organ Transplant Act of 1984 or NOTA, a criminal statute which prohibits the purchase and sale of human organs used in human transplantation, including bone and related tissue, for “valuable consideration.” NOTA permits reasonable payments associated with the removal, transportation, processing, preservation, quality control, implantation and storage of human bone tissue. We provide services in all of these areas, with the exception of removal and implantation, and receive payments for all such services. We make payments to certain of our clients, TRO’s and tissue banks for their services related to recovering allograft bone tissue on our behalf. If NOTA is interpreted or enforced in a manner which prevents us from receiving payment for services we render or which prevents us from paying TRO’s or certain of our clients for the services they render for us, our business could be materially, adversely affected.
          We are engaged through our direct sales and marketing employees and our independent sales representatives in ongoing efforts designed to educate the medical community as to the benefits of processed allograft bone tissue and in particular our allograft bone tissue forms, and we intend to continue our educational activities. Although we believe that NOTA permits payments in connection with these educational efforts as reasonable payments associated with the processing, transportation and implantation of our allograft bone tissue forms, payments in connection with such education efforts are not exempt from NOTA’s restrictions and our inability to make such payments in connection with our education efforts may prevent us from paying our sales representatives for their education efforts and could adversely affect our business and prospects. No federal agency or court has determined whether NOTA is, or will be, applicable to every allograft bone tissue-based material, which our processing technologies may generate. Assuming that NOTA applies to our processing of allograft bone tissue, we believe that we comply with NOTA, but there can be no assurance that more restrictive interpretations of, or amendments to, NOTA will not be adopted in the future which would call into question one or more aspects of our method of operations.
          The U.S. federal health care laws apply to certain aspects of our business if a customer submits a claim for an item or service that is reimbursed under Medicare, Medicaid or most other federally-funded health care programs. Of principal importance to us, federal law prohibits unlawful inducements for the referral of business reimbursable under federally-funded health care programs (the “Anti-Kickback Law”), such as remuneration provided to physicians to induce them to use certain tissue products or medical devices reimbursable by Medicare or Medicaid. The Anti-Kickback Law is subject to evolving interpretations. If a governmental authority were to conclude that we are not in compliance with applicable laws and regulations, Osteotech, its officers and employee, could be subject to severe criminal and civil penalties including, for example, exclusion from participation as a supplier of product to beneficiaries covered by Medicare or Medicaid.
          Our products are extensively regulated by federal and certain state agencies in the United States. Failure to comply with these requirements may subject us to administrative or judicial sanctions, such as the FDA’s refusal to clear pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, civil penalties, injunctions and/or criminal prosecution.
          In the United States, the allograft bone tissues that we process are regulated by the FDA as human tissue-based products under section 361 of the Public Health Service Act, and under certain circumstances, may be regulated as a medical device under the Food, Drug, and Cosmetic Act.
          FDA regulations generally do not require that human tissue-based products be cleared or approved before they are marketed. We are, however, required to register and list these products with the FDA and to comply with regulations concerning tissue donor screening and testing, and related procedures and record keeping. The FDA periodically inspects tissue processors to determine compliance with these requirements. In May 2005, the FDA’s “Current Good Tissue Practice” regulations went into effect, which impose requirements on the manufacture of human tissue-based products, including tissue recovery, donor screening, donors testing, processing, storage, labeling, packaging and distribution. We believe we comply with all aspects of the Current Good Tissue Practice regulations, although there can be no assurance that we will comply or will comply in the future.
          Allograft bone tissue and tissue banking activities, such as tissue donation and recovery and tissue processing, are regulated in virtually all countries in which we operate outside the United States. The regulatory schemes and specific requirements for these products and activities vary from country-to-country. There are no common or harmonized regulatory approvals or programs for these products and activities, such as there are for medical devices marketed in the European Union. We believe that we comply with the national regulations in the countries in which we currently operate or in the countries we plan to operate in the future, although there can be no assurances that we will be able to do so in the future.
We may incur losses from product liability lawsuits.
          The testing and use of human allograft bone tissue, bovine tissue products and medical devices manufactured by others and which we distribute, entail inherent risks of medical complications for patients and therefore may result in product liability claims against us. Further, our agreements with our allograft bone tissue processing clients provide for indemnification by us for liabilities arising out of defects in allograft bone tissue they distribute, which is caused by our processing.
          We presently maintain product liability insurance in the amount of $30 million per occurrence and per year in the aggregate. We may be unable to maintain such insurance in the future and such insurance may not be sufficient to cover all claims made against us or all types of liabilities which may be asserted against us.

If we are unable to enforce our patents or if it is determined that we infringe patents held by others it could damage our business.
          We consider our allograft bone tissue processing technology and procedures proprietary and rely primarily on patents to protect our technology and innovations. Consultants employed by third parties and persons working in conjunction with medical institutions unaffiliated with us have conducted significant research and development for our products. Accordingly, disputes may arise concerning the proprietary rights to information applied to our projects, which have been independently developed, by such consultants or medical institutions. In addition, although we have attempted to protect our technology with patents, our existing patents may prove invalid or unenforceable as to products or services marketed by our competitors. Our pending patent applications may not result in issued patents. Moreover, our existing or future products and technologies could be found to infringe the patents of others.
          Prosecuting and defending patent lawsuits is very expensive. We are committed to aggressively asserting and defending our technology and related intellectual property, which we have spent a significant amount of money to develop. In addition, the industry in which we compete is known for having a great deal of litigation involving patents. These factors could cause us to become involved in new patent litigation in the future. The expense of prosecuting or defending these future lawsuits could also have a material adverse effect on our business, financial condition and results of operations.
          If we were to lose a patent lawsuit in which another party is asserting that our products infringe its patents, we would likely be prohibited from marketing those products and could also be liable for significant damages. Either or both of these results may have a material adverse effect on our business, financial condition and results of operations. If we lose a patent lawsuit in which we are claiming that another party’s products are infringing our patents and thus, are unable to enforce our patents, it may have a material adverse effect on our business, financial condition and results of operations.
We may face lawsuits or governmental enforcement activities based on hazardous waste we generate in our operations.
          Our allograft bone tissue processing in both the United States and Europe generates waste materials, which, in the United States, are classified as medical waste and/or hazardous waste under regulations promulgated by the United States Environmental Protection Agency and the New Jersey Department of Environmental Protection. We segregate our waste materials and dispose of them through a licensed hazardous waste transporter in compliance with applicable regulations in both the United States and Europe.
          Our failure to fully comply with any environmental regulations could result in the imposition of penalties, sanctions or, in some cases, private lawsuits, which could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to This Offering
The price of our common stock has been, and may continue to be, volatile.
          The market price of our common stock, like that of the securities of many other companies in our industry, has fluctuated over a wide range and it is likely that the price of our common stock will fluctuate in the future. Over the past three years, the sale price for our common stock, as reported by Nasdaq, has fluctuated from a low of $2.45 to a high of $9.81. The market price of our common stock could be impacted by a variety of factors, including:
•	announcements of technological innovations or new commercial products by us or our competitors,

•	availability of required amounts of bone and related connective tissue,

•	disclosure of the results of regulatory proceedings,

•	changes in government regulation,

•	developments in the patents or other proprietary rights owned or licensed by us or our competitors,

•	public concern as to the safety and efficacy of products developed by us or others,

•	litigation, and

•	general market conditions in our industry.
          In addition, the stock market continues to experience extreme price and volume fluctuations. These fluctuations have especially affected the market price of many biotechnology companies. Such fluctuations have often been unrelated to the operating performance of these companies. Nonetheless, these broad market fluctuations may negatively affect the market price of our common stock.
Events with respect to our share capital could cause the price of our common stock to decline.
          Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. We had 17,396,775 shares of common stock outstanding as of December 31, 2006. The following securities that may be exercised into shares of our common stock were issued and outstanding as of December 31, 2006:
•	Options. Stock options to purchase 2,587,125 shares of our common stock at a weighted average exercise price of approximately $8.48 per share.

•	Restricted stock units. 101,400 shares of our common stock may be issuable upon the vesting of outstanding restricted stock units.
The shares of our common stock that may be issued under currently outstanding options and restricted stock units are currently registered with the SEC.
The issuance of preferred stock may adversely affect rights of common stockholders or discourage a takeover.
          Under our amended and restated certificate of incorporation, our Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued in the future.
          In January, 1996, our board of directors authorized shares of Series E Preferred Stock in connection with its adoption of a stockholder rights plan, under which we issued rights to purchase Series E Preferred Stock to holders of our common stock. Upon certain triggering events, such rights become exercisable to purchase common stock (or, in the discretion of our board of directors, Series E Preferred Stock) at a price substantially discounted from the then current market price of the common stock. Our stockholder rights plan could generally discourage a merger or tender offer involving our securities that is not approved by our Board of Directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on stockholders who might want to vote in favor of such merger or participate in such tender offer.
          While we have no present intention to authorize any additional series of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could also have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. The preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the common stock.

DESCRIPTION OF THE STOCK PLAN
On February 9, 2000, our Board of Directors adopted the Amended and Restated 2000 Stock Plan (the “Stock Plan”), which was approved by our stockholders on June 8, 2000 and amended with stockholder approval on June 12, 2003. The Stock Plan provides for the grant of stock options and other stock-based awards to employees, officers, consultants, independent contractors and non-employee Directors providing services to us and our subsidiaries. On August 3, 2000 and August 18, 2003, we filed registration statements on Form S-8 covering the securities to be issued under the Stock Plan.
A total of 2,250,000 shares of our common stock have been reserved for issuance under the Stock Plan. As of December 31, 2006, options to purchase 1,663,625 shares of our common stock were outstanding under the Stock Plan and 200,750 shares had been issued upon exercise of previously granted options. As of December 31, 2006, 101,400 shares of our common stock may be issuable upon the vesting of outstanding restricted stock units under the Stock Plan and no shares had been issued upon vesting of previously granted restricted stock units.
The Stock Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).
The following summary of the Stock Plan is qualified in its entirety by reference to the full text of the Stock Plan, which was filed as Exhibit 10.41 to Form 10-Q for the period ended June 30, 2003, filed with the Commission on August 14, 2003.
Summary of Current Stock Plan Purpose.
The purpose of the Stock Plan is to promote our interests and our stockholders’ interests by aiding us in attracting and retaining employees, officers, consultants, independent contractors and non-employee Directors capable of contributing to our future success, to offer such persons incentives to put forth maximum efforts for the success of our business and to afford such persons an opportunity to acquire a proprietary interest in us. The Stock Plan is also designed to align the interests of our employees with those of our stockholders by providing the participants with appropriate incentives to build stockholder value.
Administration.
The Compensation Committee has been designated by our Board of Directors to administer the Stock Plan. The Compensation Committee has full power and authority to determine when and to whom awards will be granted and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the Stock Plan. Subject to the provisions of the Stock Plan, the Compensation Committee may amend or waive the terms and conditions of an outstanding award. The Compensation Committee has full authority to interpret the Stock Plan and establish rules and regulations for the administration of the Stock Plan. The Compensation Committee may delegate to one or more of our Directors or a committee of Directors, or our Board of Directors may exercise, the Compensation Committee’s powers and duties under the Stock Plan.
Members of our Board of Directors receive no additional compensation for their services in connection with the administration of the Stock Plan. All directors currently hold office until the annual meeting of our shareholders following their election, or until their successors are duly elected and qualified. Directors may be removed from office by the vote or written consent of the majority of our outstanding shares pursuant to the provisions of Section 141 of the Delaware General Corporation Law or by court order.
Eligibility.
Any employee, officer, consultant, independent contractor or Director providing services to us and our subsidiaries is eligible to be selected by our Compensation Committee to receive awards under the Stock Plan.
Number of Shares.
A total of 2,250,000 shares of common stock are reserved for issuance under the Stock Plan, subject to adjustment, at the discretion of the Compensation Committee, in the event of a stock dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, issuance of warrants or other rights to purchase shares of common stock or our other securities to all holders of common stock pro rata whether as a dividend or otherwise or other similar changes in the our corporate structure or stock. Shares of common stock subject to awards under the Stock Plan which are not used or are forfeited because the terms and conditions of the awards are not met, or because the award terminates without delivery of any shares, may again be used for awards under the Stock Plan. Shares of common stock used by a participant as full or partial payment to us of the purchase price relating to an award, or in connection with the satisfaction of tax obligations relating to an award, will also be available for awards under the Stock Plan. The shares of common stock issued under the Stock Plan may be authorized but unissued shares or shares acquired on the open market or otherwise. The closing price of our common stock on February 7, 2007 was $5.74.
No participant may be granted stock options or any other award, the value of which is based solely on an increase in the price of the common stock, of more than 500,000 shares in the aggregate in any calendar year.
Types of Awards and Certain Terms and Conditions.
The types of awards that may be granted under the Stock Plan are stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, other stock grants, other stock-based awards and any combination thereof. The Stock Plan provides that all awards are to be evidenced by written agreements containing the terms and conditions of the awards. The Compensation Committee may not amend or discontinue any outstanding award without the consent of the holder of the award if such action would adversely affect the rights of the holder. Except as provided by the Stock Plan, awards will not be transferable other than to family members (as defined in the stock option agreement) through a gift or domestic relations order or by will or by the laws of descent and distribution. During the lifetime of a participant, an award may be exercised only by the participant to whom such award was granted or a permitted assignee. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by law. Generally, the consideration to be received by us for the grant of awards under the Stock Plan will be the participant’s past, present or expected future contributions to us. No liens may be placed on awards granted under the Stock Plan.
Stock Options.
Incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code (“Incentive Stock Options”) and non-qualified options may be granted under the Stock Plan. The Compensation Committee determines the exercise price of any option granted under the Stock Plan, provided however that the exercise price of Incentive Stock Options will be the fair market value of the common stock on the date of grant. Stock options will be exercisable at such times as the Compensation Committee determines. Stock options may be exercised in whole or in part by payment in full of the exercise price in cash or such other form of consideration as the Compensation Committee may specify, including delivery of shares of common stock having a fair market value on the date of exercise equal to the exercise price. The Compensation Committee may grant reload options when a participant pays the exercise price or tax withholding upon exercise of an option by using shares of common stock. The reload option would be for that number of shares surrendered or withheld.
Stock Appreciation Rights.
The Compensation Committee may grant stock appreciation rights exercisable at such times and subject to such conditions or restrictions as the Compensation Committee may determine. Upon exercise of a stock appreciation right by a holder, the holder is entitled to receive the excess of the fair market value of one share of common stock on the date of exercise over the fair market value of one share of common stock on the date of grant. The payment may be made in cash or shares of common stock, or other form of payment, as determined by the Compensation Committee.
Restricted Stock and Restricted Stock Units.
The Compensation Committee may grant shares of restricted stock and restricted stock units subject to such restrictions and terms and conditions as the Compensation Committee may impose. Shares of restricted stock granted under the Stock Plan will be evidenced by stock certificates, which will be held by us until such shares have vested in the recipient, and the Compensation Committee may, in its discretion, grant voting and dividend rights with respect to such shares. No shares of stock will be issued at the time of award of restricted stock units. A restricted stock unit will have a value equal to the fair market value of one share of common stock and may include, if so determined by the Compensation Committee, the value of any dividends or other rights or property received by stockholders after the date of grant of the restricted stock unit. Restricted stock units granted to our consultants and independent contractors will generally vest on a date that is subsequent to the date of grant, provided the consultant or independent contractor continues to provide services to us. Generally, if the consultant’s or independent contractor’s services have terminated prior to vesting of the restricted stock unit award, no shares will be issued to such consultant or independent contractor. The Compensation Committee has the right to issue restricted stock and restricted stock units with such vesting requirements as such Committee determines, and to waive any vesting requirements or to accelerate the vesting of restricted stock or restricted stock units.
Performance Awards.
A performance award will entitle the holder to receive payments upon the achievement of specified performance goals. The Compensation Committee determines the terms and conditions of a performance award, including the performance goals to be achieved during the performance period, the length of the performance period and the amount and form of payment of the performance award. A performance award may be denominated or payable in cash, shares of stock or other securities, or other awards or property.
Other Stock Grants.
The Compensation Committee may otherwise grant shares of common stock as are deemed by the Compensation Committee to be consistent with the purpose of the Stock Plan. The Compensation Committee determines the terms and conditions of such other stock grant.
Other Stock-Based Awards.
The Compensation Committee may grant other awards denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock as are deemed by the Compensation Committee to be consistent with the purpose of the Stock Plan. The Compensation Committee will determine the terms and conditions of such other stock-based award, including the consideration to be paid for shares of common stock or other securities delivered pursuant to a purchase right granted under such award. The value of such consideration shall be the fair market value of such shares or other securities as of the date such purchase right is granted.
Duration, Termination and Amendment.
Unless earlier discontinued or terminated by the Board of Directors, no awards may be granted under the Stock Plan after February 8, 2010. The Stock Plan permits the Board of Directors to amend, alter, suspend, discontinue or terminate the Stock Plan at any time, except that prior stockholder approval will be required for any amendment to the Stock Plan that requires stockholder approval under the rules or regulations of the Nasdaq Capital Market or any securities exchange that are applicable to us or that would cause us to be unable, under the Code, to grant Incentive Stock Options under the Stock Plan.
Federal Tax Consequences.
The following is a summary of the principal federal income tax consequences generally applicable to awards under the Stock Plan.
Stock Options and Stock Appreciation Rights. The grant of an option or stock appreciation right is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and Osteotech will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of common stock acquired on the date of exercise over the exercise price, and Osteotech will be entitled at that time to a tax deduction for the same amount. Upon exercising a stock appreciation right, the amount of any cash received and the fair market value on the exercise date of any shares of common stock received are taxable to the recipient as ordinary income and deductible by Osteotech. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a non-qualified stock option or stock appreciation right. Generally, there will be no tax consequence to Osteotech in connection with disposition of shares acquired under an option, except that Osteotech may be entitled to a tax deduction in the case of a disposition of shares acquired under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Code have been satisfied.
Other Awards. With respect to other awards granted under the Stock Plan that are payable either in cash or shares of common stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of common stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for such shares of common stock by the holder of the award, and Osteotech will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of common stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of common stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such shares of common stock by the holder, and Osteotech will be entitled at that time to a tax deduction for the same amount.
Satisfaction of Tax Obligations. Under the Stock Plan, the Compensation Committee may permit participants receiving or exercising awards, subject to the discretion of the Compensation Committee and upon such terms and conditions as it may impose, to surrender shares of common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant) to Osteotech to satisfy federal and state tax obligations. In addition, the Compensation Committee may grant, subject to its discretion, a cash bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the exercise or receipt of (or lapse of restrictions relating to) an award. The amount of any such bonus will be taxable to the participant as ordinary income, and Osteotech will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).
Section 162(m) Requirements. Although the Stock Plan has been designed in certain respects to permit awards granted thereunder to qualify as “performance-based” compensation under the requirements of Section 162(m) of the Code, and therefore to be deductible by the Company, the Stock Plan also permits grants of awards that do not qualify as “performance-based” compensation and which therefore may not be fully deductible by the Company.
USE OF PROCEEDS
          We will not receive any proceeds from the issuance of the shares of common stock upon the grant, vesting or exercise of the equity incentives under our Stock Plan, except in the case of stock options which are exercised, in which case we may receive an amount in cash equal to the exercise price of such options multiplied by the number of shares for which the exercise was made. The shares of common stock to be registered in this offering have not yet been issued, and will only be issued upon the issuance of restricted stock, vesting of restricted stock units, exercise of stock options, or at such other time as any other equity incentive granted pursuant to the Stock Plan may result in the issuance of common stock. We will issue shares of our common stock upon the grant, vesting or exercise of equity incentives, as the case may be, to plan participants without receipt of payment or any other consideration other than services rendered by the consultants and independent contractors, except in the case of the exercise of stock options for cash. Should we receive any cash proceeds upon an exercise of stock options, we intend to use any such proceeds for working capital purposes. We expect to incur expenses of approximately $67,700 in connection with this offering.
ISSUANCE OF COMMON STOCK TO PLAN PARTICIPANTS IN CONNECTION WITH EQUITY INCENTIVE GRANTS
          From time to time, we may grant equity incentives to certain of our consultants and independent contractors, pursuant to our Stock Plan. Such equity incentives may result in the immediate issuance of our common stock (such as in the case of restricted stock grants) or may vest in accordance with their terms (such as in the case of restricted stock unit grants or stock option grants). Any such equity incentive grant will generally require that the consultant or independent contractor attain certain performance goals or continue to provide services to us for a specified period of time in order to receive the common stock or to exercise the options to be issued in connection with such equity incentive. Upon vesting of a restricted stock unit, each consultant or independent contractor shall be entitled to receive one share of our common stock per restricted stock unit in consideration for the consultant’s or independent contractor’s past or present services to us. Upon the vesting of a stock option, each consultant or independent contractor shall be entitled to purchase one share of our common stock at an exercise price fixed by the Compensation Committee of our Board of Directors in accordance with the terms of our Stock Plan. Upon the grant of restricted stock, one share of our common stock shall be issued and held by the Company for the period specified by the grant of such shares.
          This prospectus covers the issuance of restricted stock units that may be granted to certain of our consultants and independent contractors and the issuance of the shares of our common stock upon the grant, exercise or vesting, as the case may be, of any equity incentive issued pursuant to our Stock Plan.
PLAN OF DISTRIBUTION
          The shares of our common stock that will be issued upon the grant, exercise or vesting, as the case may be, of equity incentives are being offered by us to certain of our consultants and independent contractors, without the use of an underwriter, pursuant to the Stock Plan as equity compensation for certain services performed for us. Although these consultants and independent contractors are eligible to receive grants pursuant to the Stock Plan, we do not believe they are eligible to receive issuances of our common stock registered on our Form S-8. We do not believe these consultants and independent contractors will be deemed to be our “affiliates” as that term is defined under the Securities Act of 1933, as amended (the “Securities Act”). Should any of these consultants or independent contractors be deemed to be affiliates, any such common stock acquired under the Stock Plan by an affiliate may only be reoffered or resold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act. Such re-offers or re-sales may not be made pursuant to this Form S-3. We will bear the costs of distribution in the issuance of restricted stock units and any other equity incentive and shares of our common stock issuable upon the grant, exercise or vesting of any equity incentive issued pursuant to the Stock Plan. We anticipate that the consultants and independent contractors will resell such shares of our common stock through open market or brokered transactions, and we do not anticipate incurring any expenses in connection with such resale.
LEGAL MATTERS
          The validity of the issuance of the common stock offered by this prospectus will be passed upon by Heller Ehrman LLP, New York, New York counsel to Osteotech.

WHERE YOU CAN FIND MORE INFORMATION
          This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commissions. Certain information in the registration statements has been omitted from this prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C., 20549. You can call the SEC at 1-800-732-0330 for further information about the Public Reference Room. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC’s World Wide Web site at http://www.sec/gov. We maintain a website at www.osteotech.com. Our website and the information contained therein or connected thereto are not intended to be incorporated into this registration statement.
          The SEC allows us to “incorporate by reference” certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after February 9, 2007 will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all of the shares offered by this prospectus have been issued.
          The following documents filed with the SEC are incorporated by reference in this prospectus:
          1. Our Annual Report on Form 10-K for the year ended December 31, 2005.
          2. Our definitive Proxy Statement dated May 9, 2005, filed in connection with our June 21, 2006 Annual Meeting of Stockholders.
          3. Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, June 30, 2006 and March 31, 2006.
          4. Our Current Reports on Form 8-K, filed with the SEC on February 8, 2007, November 3, 2006, August 21, 2006, August 4, 2006, June 27, 2006, June 26, 2006, May 9, 2006, April 3, 2006, March 31, 2006, March 17, 2006, February 15, 2006 and January 9, 2006.
          5. The description of our common stock in our Registration Statement on Form 8-A filed with the SEC on May 10, 1991, including any amendment or report filed for the purpose of updating such information.
          We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, other than exhibits to those documents. You should direct any requests for documents or additional information regarding the Stock Plan or its administration to our Chief Financial Officer, 51 James Way, Eatontown, NJ 07724, telephone (732) 542-2800

PART II
Information Not Required In Prospectus
Item 14. Other Expenses of Issuance and Distribution.
          The following table sets forth the costs and expenses payable by the Registrant in connection with the sale and distribution of the common stock being registered. Selling commissions and brokerage fees and any applicable transfer taxes and fees and disbursements of counsel for the selling securityholders are payable individually by the selling securityholders. All amounts shown are estimates except the SEC registration fee.

Amount
To be Paid

SEC registration fee	$169.70
Legal fees and expenses	45,000.00
Accounting fees and expenses	22,500.00
Miscellaneous expenses	0.00

Total	$67,669.70

Item 15. Indemnification of Directors and Officers.
          Section 102(b)(7) of the General Corporation Law of the State of Delaware (“DGCL”) enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. Article 10 of the Company’s Certificate of Incorporation, as authorized by Section 102(b)(7), provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director; provided, however, that nothing contained in such article shall eliminate the liability of a director (1) for any breach of the director’s duty of loyalty to the Company or its stockholders, (2) for acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.
          The Certificate of Incorporation and By-Laws of the Company provide for indemnification of the Company’s officers and directors to the fullest extent permitted by the DGCL.
          All of the Company’s officers and directors have entered into identical indemnification agreements with the Company which provide for the indemnification of the Company’s officers and directors to the fullest extent permitted by the DGCL.
          Additionally, the Company maintains a policy of liability insurance to insure its officers and directors against losses resulting from wrongful acts committed by them in their capacities as officers and directors of the Company, including liabilities arising under applicable securities laws.
          Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
          Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under Section 145.
Item 16. Exhibits.

Exhibit
Number	Description of Exhibit

4.1	Amended and Restated Rights Agreement*

5.1	Opinion of Heller Ehrman LLP

10.1	Amended and Restated 2000 Stock Plan*

23.1	Consent of BDO Seidman, LLP

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (see page II-4)

*	Previously filed; incorporated herein by reference
Item 17. Undertakings.
(a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
               (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
               (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eatontown, State of New Jersey, on February 9, 2007.

OSTEOTECH, INC.
By:	/s/ Sam Owusu-Akyaw
Sam Owusu-Akyaw
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, Sam Owusu-Akyaw and Mark H. Burroughs, and each of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and any and all Registration Statements filed pursuant to Rule 462 under the Securities Act of 1933, in connection with or related to the Offering contemplated by this Registration Statement and its amendments, if any, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Sam Owusu-Akyaw Sam Owusu-Akyaw	President and Chief Executive Officer (Principal Executive Officer)	February 9, 2007

/s/ Mark H. Burroughs Mark H. Burroughs	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 9, 2007

/s/ Kenneth P. Fallon, III Kenneth P. Fallon, III	Chairman of the Board of Directors	February 9, 2007

/s/ Robert W. Gunn Robert W. Gunn	Director	February 9, 2007

/s/ Stephen S. Galliker Stephen S. Galliker	Director	February 9, 2007

/s/ Robert J. Palmisano Robert J. Palmisano	Director	February 9, 2007

/s/ Stephen S. Sogin, Ph.D. Stephen S. Sogin, Ph.D.	Director	February 9, 2007

OSTEOTECH, INC.
INDEX TO EXHIBITS

Exhibit
Number

4.1	Amended and Restated Rights Agreement*

5.1	Opinion of Heller Ehrman LLP

10.1	Amended and Restated 2000 Stock Plan*

23.1	Consent of BDO Seidman, LLP

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (see page II-4)

*	Previously filed; incorporated herein by reference